As filed with the Securities and Exchange Commission On September 20, 2021

Securities Act Registration No. 333-253948

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 2	☒

STATE STREET INSTITUTIONAL INVESTMENT TRUST

(Exact Name of Registrant as Specified in Charter)

One Iron Street, Boston, Massachusetts 02210

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (617) 664-1465

Sean O’Malley, Esq.

Senior Vice President and Deputy General Counsel

c/o SSGA Funds Management, Inc.

One Iron Street

Boston, Massachusetts 02210

With copy to:

Timothy W. Diggins, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

It is proposed that this filing will become effective immediately.

An indefinite amount of the Registrant’s securities have been registered under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940. In reliance upon such Rule, no filing fee is paid at this time.

Explanatory Note

This Post-Effective Amendment No. 2 to the State Street Institutional Investment Trust (the “Trust”) Registration Statement on Form N-14 hereby incorporates Part A and Part B to the Registration Statements on Form N-14 filed on March 24, 2021. This Post-Effective Amendment No. 2 is being filed for the purpose of adding the final tax opinions as an exhibit to Part C of the Registration Statement.

PART C

OTHER INFORMATION

Item 15.	Indemnification.

Under the terms of the Registrant’s Amended and Restated Declaration of Trust, Article VIII, the Registrant is required, subject to certain exceptions and limitations, to indemnify each of its Trustees and officers, including persons who serve at the Registrant’s request as directors, officers or trustees of another organization in which the Registrant has any interest as a shareholder, creditor or otherwise who may be indemnified by the Registrant under the Investment Company Act of 1940, as amended.

Under a separate Indemnification Agreement by and among the Registrant and each Trustee, the Registrant has undertaken to indemnify and advance expenses to each Trustee in a manner consistent with the laws of the Commonwealth of Massachusetts. The Agreement precludes indemnification or advancement of expenses with respect to “disabling conduct” (willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of office) and sets forth reasonable and fair means for determining whether indemnification or advancement of expenses shall be made.

Item 16.	Exhibits.

(1)		Amended and Restated Declaration of Trust dated April 14, 2014 is incorporated herein by reference to Post-Effective Amendment No. 47 to the State Street Institutional Investment Trust’s (the “Trust” or the “Registrant”) Registration Statement on Form N-1A filed with the Securities and Exchange Commission (the “Commission”) on April 25, 2014.

(2)		Amended and Restated By-Laws of the Trust are incorporated herein by reference to the Post-Effective Amendment No. 137 to the Trust’s Registration Statement on Form N-1A filed with the Commission on August 28, 2015.

(3)		Not applicable.

(4)		Agreement and Plan of Reorganization relating to General Electric RSP U.S. Equity Fund and State Street U.S. Core Equity Fund incorporated herein by reference to Post Effective Amendment No.1 to the Trust’s Registration Statement on Form N-14 filed with the Commission on April 13, 2021.

	(a)	Agreement and Plan of Reorganization relating to General Electric RSP Income Fund and State Street Income Fund incorporated herein by reference to Post Effective Amendment No.1 to the Trust’s Registration Statement on Form N-14 filed with the Commission on April 13, 2021.

(5)		Instruments Defining Rights of Security Holder. None other than in the Declaration of Trust and Bylaws of the Registrant.

(6)		Amended and Restated Investment Advisory Agreement dated November 17, 2015 between SSGA Funds Management, Inc. (“SSGA FM”) and the Trust is incorporated herein by reference to Post-Effective Amendment No. 216 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2016.

	(a)	Amended and Restated Appendix A dated April 24, 2020 to the Investment Advisory Agreement dated November 17, 2015 between SSGA FM and the Trust is incorporated herein by reference to Post-Effective Amendment No. 273 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 28, 2021.

	(b)	Amended and Restated Appendix B dated April 24, 2020 to the Investment Advisory Agreement dated November 17, 2015 between SSGA FM and the Trust is incorporated herein by reference to Post-Effective Amendment No. 273 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 28, 2021.

	(c)	Amended and Restated Appendix B dated April 7, 2021 to the Investment Advisory Agreement dated November 17, 2015 between SSGA FM (State Street Income Fund and State Street U.S. Core Equity Fund) and the Trust is incorporated herein by reference to Post Effective Amendment No. 275 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 13, 2021.

	(d)	Investment Sub-Advisory Agreement dated July 11, 2016 between State Street Global Advisors Ireland Limited and the Trust with respect to the State Street International Value Spotlight Fund is incorporated herein by reference to Post-Effective Amendment No. 230 to the Trust’s Registration Statement on Form N-1A filed with the Commission on September 28, 2016.

	(e)	Fee Waiver and/or Expense Reimbursement Arrangements letter between SSGA FM and the Trust with respect to State Street Global All Cap Equity ex-U.S. Index Portfolio (formerly known as State Street Global Equity ex-U.S. Index Portfolio), State Street Small/Mid Cap Equity Index Portfolio, State Street Defensive Global Equity Fund, State Street Target Retirement Fund, State Street Target Retirement 2020 Fund, State Street Target Retirement 2025 Fund, State Street Target Retirement 2030 Fund, State Street Target Retirement 2035 Fund, State Street Target Retirement 2040 Fund, State Street Target Retirement 2045 Fund, State Street Target Retirement 2050 Fund, State Street Target Retirement 2055 Fund, State Street Target Retirement 2060 Fund, State Street Target Retirement 2065 Fund, State Street Equity 500 Index Fund, State Street Equity 500 Index II Portfolio, State Street Aggregate Bond Index Fund, State Street Aggregate Bond Index Portfolio, State Street Small/Mid Cap Equity Index Fund, State Street Global All Cap Equity ex-U.S. Index Fund (formerly known as State Street Global Equity ex-U.S. Index Fund), State Street International Developed Equity Index Fund, State Street Institutional Liquid Reserves Fund, State Street Institutional U.S. Government Money Market Fund, State Street Institutional Treasury Plus Money Market Fund, State Street Emerging Markets Equity Index Fund, State Street International Value Spotlight Fund, State Street ESG Liquid Reserves Fund, State Street Institutional Treasury Money Market Fund, State Street Hedged International Developed Equity Index Fund, State Street Treasury Obligations Money Market Fund and State Street China Equity Select Fund is incorporated herein by reference to Post-Effective Amendment No. 277 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 28, 2021.

	(f)	Form of Reimbursement Agreement by and among State Street Master Funds, the Trust, State Street Navigator Securities Lending Trust, Elfun Government Money Market Fund, SSGA FM and State Street Global Advisors Funds Distributors, LLC (“SSGA FD”) is incorporated herein by reference to Post-Effective Amendment No. 270 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 24, 2020.

(7)		Amended and Restated Distribution Agreement between the Registrant and SSGA FD, is incorporated herein by reference to Post-Effective Amendment No. 253 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 25, 2018.

	(a)	Notice dated August 17, 2017 to the Distribution Agreement related to the State Street Treasury Obligations Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 253 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 25, 2018.

(8)		Not applicable.

(9)		Amended and Restated Custodian Agreement dated February 14, 2001 between State Street Bank and Trust Company and the Trust is incorporated herein by reference to Post-Effective Amendment No. 10 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 30, 2002.

	(a)	Amendment dated September 30, 2020 to the Amended and Restated Custodian Agreement dated February 14, 2001 between State Street Bank and Trust Company and the Trust is incorporated herein by reference to Post-Effective Amendment No. 273 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 28, 2021.

	(b)	Notice dated February 14, 2002 to Amended and Restated Custodian Agreement dated February 14, 2001 with respect to the State Street Institutional Money Market Fund and the State Street Institutional U.S. Government Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 28 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 30, 2008.

	(c)	Notice dated February 12, 2004 to Amended and Restated Custodian Agreement dated February 14, 2001 between State Street Bank and Trust Company and the Trust with respect to the State Street Institutional Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 28 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 30, 2008.

	(d)	Notice dated July 22, 2008 to Amended and Restated Custodian Agreement dated February 14, 2001 between State Street Bank and Trust Company and the Trust with respect to the State Street Institutional Treasury Money Market Fund and the State Street Institutional Treasury Plus Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 29 to the Trust’s Registration Statement on Form N-1A filed with the Commission on July 24, 2008.

	(e)	Notice dated June 19, 2014 to Amended and Restated Custodian Agreement dated February 14, 2001 between State Street Bank and Trust Company and the Trust with respect to the State Street Target Retirement 2015 Fund, State Street Target Retirement 2020 Fund, State Street Target Retirement 2025 Fund, State Street Target Retirement 2030 Fund, State Street Target Retirement 2035 Fund, State Street Target Retirement 2040 Fund, State Street Target Retirement 2045 Fund, State Street Target Retirement 2050 Fund, State Street Target Retirement 2055 Fund, State Street Target Retirement 2060 Fund, State Street Target Retirement Fund, State Street Strategic Real Return Portfolio, State Street Aggregate Bond Index Portfolio, State Street Global All Cap Equity ex-U.S. Index Portfolio, State Street Equity 500 Index II Portfolio, State Street Opportunistic Emerging Markets Fund, State Street Clarion Global Real Estate Income Fund, State Street Small Cap Emerging Markets Equity Fund and State Street Clarion Global Infrastructure & MLP Fund is incorporated herein by reference to Post-Effective Amendment No. 216 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2016.

	(f)	Notice dated April 25, 2017 to Amended and Restated Custodian Agreement dated February 14, 2001 between State Street Bank and Trust Company and the Trust with respect to State Street MSCI Canada Index Fund, State Street MSCI Japan Index Fund, State Street MSCI Pacific ex Japan Index Fund and State Street MSCI Europe Index Fund is incorporated herein by reference to Post-Effective Amendment No. 240 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 28, 2017.

	(g)	Notice dated June 1, 2017 to Amended and Restated Custodian Agreement dated February 14, 2001 between State Street Bank and Trust Company and the Trust with respect to the State Street Global Value Spotlight Fund, State Street International Value Spotlight Fund, State Street European Value Spotlight Fund, State Street Asia Pacific Value Spotlight Fund and State Street U.S. Value Spotlight Fund is incorporated herein by reference to Post-Effective Amendment No. 247 to the Trust’s Registration Statement on Form N-1A filed with the Commission on August 17, 2017.

	(h)	Notice dated August 17, 2017 to Amended and Restated Custodian Agreement dated February 14, 2001 between State Street Bank and Trust Company and the Trust with respect to the State Street Treasury Obligations Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 253 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 25, 2018.

	(i)	Notice dated February 10, 2015 to Amended and Restated Custodian Agreement dated February 14, 2001 between State Street Bank and Trust Company and the Trust with respect to the State Street International Developed Equity Index Fund is incorporated herein by reference to Post-Effective Amendment No. 111 to the Trust’s Registration Statement on Form N-1A filed with the Commission on May 26, 2015.

	(j)	Notice dated February 10, 2015 to Amended and Restated Custodian Agreement dated February 14, 2001 between State Street Bank and Trust Company and the Trust with respect to the State Street Hedged International Developed Equity Index Fund is incorporated herein by reference to Post-Effective Amendment No. 104 to the Trust’s Registration Statement on Form N-1A filed with the Commission on May 6, 2015.

	(k)	Notice dated August 3, 2015 to Amended and Restated Custodian Agreement dated February 14, 2001 between State Street Bank and Trust Company and the Trust with respect to the State Street Small/Mid Cap Equity Index Fund, State Street Small/Mid Cap Equity Index Portfolio and State Street Emerging Markets Equity Index Fund is incorporated herein by reference to the Post-Effective Amendment No. 151 to the Trust’s Registration Statement on Form N-1A filed with the Commission on September 30, 2015.

	(l)	Notice to Amended and Restated Custodian Agreement between State Street Bank and Trust Company and the Trust with respect to the State Street Target Retirement 2065 Fund is incorporated herein by reference to Post-Effective Amendment No. 273 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 28, 2021.
(10)

	(a)	Amended Shareholder Servicing Plan for Service Class effective May 14, 2009 is incorporated herein by reference to Post-Effective Amendment No. 31 to the Trust’s Registration Statement on Form N-1A filed with the Commission on February 25, 2010.

	(b)	Amended Shareholder Servicing Plan for Investment Class effective May 14, 2009 is incorporated herein by reference to Post-Effective Amendment No. 31 to the Trust’s Registration Statement on Form N-1A filed with the Commission on February 25, 2010.

	(c)	Amended and Restated Plan Pursuant to Rule 18f-3 is incorporated herein by reference to Post-Effective Amendment No. 277 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 28, 2021.

(11)	Opinion and Consent of Ropes & Gray LLP regarding the legality of the securities being registered is incorporated herein by reference to the Combined Information Statement/Prospectus on From N-14 filed with the Commission on March 5, 2021.

(12)	Opinion of Ropes & Gray LLP as to tax matters in connection with the reorganization of General Electric RSP U.S. Equity Fund into State Street U.S. Core Equity Fund is filed herewith.

	(a)	Consent of Ropes & Gray LLP as to filing of tax opinions in connection with the reorganization of General Electric RSP U.S. Equity Fund into State Street U.S. Core Equity Fund and the reorganization of General Electric RSP Income Fund into State Street Income Fund is filed herewith.

	(b)	Opinion of Ropes & Gray LLP as to tax matters in connection with the reorganization of General Electric RSP Income Fund into State Street Income Fund is filed herewith.

(13)	(a)(1)	Transfer Agency and Service Agreement dated February 28, 2000 between State Street Bank and Trust Company and the Trust is incorporated herein by reference to Post-Effective Amendment No. 10 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 30, 2002.

	(a)(2)	Anti-Money Laundering Services Amendment dated October 31, 2006 to Transfer Agency and Service Agreement dated February 28, 2000 between State Street Bank and Trust Company and the Trust is incorporated herein by reference to Post-Effective Amendment No. 29 to the Trust’s Registration Statement on Form N-1A filed with the Commission on July 24, 2008.

	(a)(3)	Services Amendment dated April 5, 2004 to Transfer Agency and Service Agreement dated February 28, 2000 between State Street Bank and Trust Company and the Trust is incorporated herein by reference to Post-Effective Amendment No. 28 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 30, 2008.

	(a)(4)	Notice dated February 14, 2002 to Transfer Agency and Service Agreement dated February 28, 2000 between State Street Bank and Trust Company and the Trust with respect to the State Street Institutional Money Market Fund and the State Street Institutional U.S. Government Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 30 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2009.

	(a)(5)	Notice dated February 12, 2004 to Transfer Agency and Service Agreement dated February 28, 2000 between State Street Bank and Trust Company and the Trust with respect to the State Street Institutional Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 30 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2009.

	(a)(6)	Notice dated August 3, 2015 to the Transfer Agency and Service Agreement dated February 28, 2000 between State Street Bank and Trust Company and the Trust with respect to the State Street Small/Mid Cap Equity Index Portfolio is incorporated herein by reference to the Post-Effective Amendment No. 151 to the Trust’s Registration Statement on Form N-1A filed with the Commission on September 30, 2015.

	(a)(7)	Notice dated June 19, 2014 to the Transfer Agency and Service Agreement dated February 28, 2000 between State Street Bank and Trust Company and the Trust with respect to State Street Global All Cap Equity ex-U.S. Index Portfolio, State Street Aggregate Bond Index Portfolio, State Street Equity 500 Index II Portfolio is incorporated herein by reference to Post-Effective Amendment No. 216 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2016.

	(a)(8)	Amendment dated September 23, 2016 to the Transfer Agency and Service Agreement dated June 1, 2015 between DST Asset Manager Solutions, Inc. (f/k/a Boston Financial Data Services, Inc.) and the Trust is incorporated herein by reference to Post-Effective Amendment No. 232 to the Trust’s Registration Statement on Form N-1A filed with the Commission on November 22, 2016.

	(a)(9)	Amendment dated October 27, 2017 to the Transfer Agency and Service Agreement dated June 1, 2015 between DST Asset Manager Solutions, Inc. (f/k/a Boston Financial Data Services, Inc.) and the Trust is incorporated herein by reference to Post-Effective Amendment No. 253 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 25, 2018.

(a)(10)	Amended Schedule A dated April 24, 2020 to the Transfer Agency and Service Agreement dated June 1, 2015 between DST Asset Manager Solutions, Inc. and the Trust is incorporated herein by reference to Post-Effective Amendment No. 273 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 28, 2021.

(a)(11)	Amendment dated January 15, 2020 to be effective December 30, 2019 to the Transfer Agency and Service Agreement dated June 1, 2016 between DST Asset Manager Solutions, Inc. (f/k/a Boston Financial Data Services, Inc.) and the Trust is incorporated herein by reference to Post-Effective Amendment No. 270 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 24, 2020.

(a)(12)	Shareholder Servicing Agreement dated October 1, 2017 between SSGA FD and the Trust is incorporated herein by reference to Post-Effective Amendment No. 253 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 25, 2018.

(a)(13)	Amendment dated June 28, 2018 to the Transfer Agency and Service Agreement dated June 1, 2015 between DST Asset Manager Solutions, Inc. (f/k/a Boston Financial Data Services, Inc.) and the Trust is incorporated herein by reference to Post-Effective Amendment No. 256 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2019.

(a)(14)	DST Digital Solutions Services Master Agreement dated July 1, 2018 between DST Systems, Inc. and the Trust is incorporated herein by reference to Post-Effective Amendment No. 256 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2019.

(b)(1)	Administration Agreement dated June 1, 2015 between SSGA FM, SSGA Funds, the Trust and State Street Master Funds is incorporated herein by reference to Post-Effective Amendment No. 216 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2016.

(b)(2)	Amended Schedule A dated February 16, 2016 to the Administration Agreement dated June 1, 2015 between SSGA FM and the Trust with respect to the State Street International Value Spotlight Fund is incorporated herein by reference to Post-Effective Amendment No. 216 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2016.

(b)(3)	Notice dated August 17, 2017 to Administration Agreement dated June 1, 2015 between SSGA FM, SSGA Funds, the Trust and State Street Master Funds with respect to the State Street Treasury Obligations Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 253 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 25, 2018.

(b)(4)	Notice to Administration Agreement between SSGA FM, SSGA Funds, the Trust with respect to the State Street Income Fund and State Street U.S. Core Equity Fund is incorporated herein by reference to Post Effective Amendment No. 275 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 13, 2021.

(b)(6)	Sub-Administration Agreement dated June 1, 2015 between State Street Bank and Trust Company and SSGA FM is incorporated herein by reference to Post-Effective Amendment No. 175 to the Trust’s Registration Statement on Form N-1A filed with the Commission on November 20, 2015.

(b)(7)	Notice dated June 1, 2017 to Sub-Administration Agreement dated June 1, 2015 between State Street Bank and Trust Company and SSGA FM with respect to the State Street International Value Spotlight Fund is incorporated herein by reference to Post-Effective Amendment No. 247 to the Trust’s Registration Statement on Form N-1A filed with the Commission on August 17, 2017.

(b)(7)	Notice dated August 17, 2017 to Sub-Administration Agreement dated June 1, 2015 between State Street Bank and Trust Company and SSGA FM with respect to the State Street Treasury Obligations Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 253 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 25, 2018.

(b)(8)	Amendment dated June 29, 2018 to the Master Sub-Administration Agreement dated June 1, 2015 between State Street Bank and Trust Company and SSGA FM is incorporated herein by reference to Post-Effective Amendment No. 256 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2019.

(b)(9)	Form of Indemnification Agreement between the Trust and the Board of Trustees of the Trust is incorporated herein by reference to Post-Effective Amendment No. 256 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2019.

(c)	Form of Master-Feeder Participation Agreement between State Street Master Funds and the Trust with respect to the State Street Equity 500 Index Fund is incorporated herein by reference to Post-Effective Amendment No. 17 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 28, 2006.

	(d)	Form of Master-Feeder Participation Agreement between State Street Master Funds and the Trust with respect to the State Street Institutional Liquid Reserves Fund is incorporated herein by reference to Post-Effective Amendment No. 17 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 28, 2006.

	(e)	Master-Feeder Participation Agreement between State Street Master Funds and the Trust with respect to the State Street Institutional Tax Free Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 29 to the Trust’s Registration Statement on Form N-1A filed with the Commission on July 24, 2008.

	(f)	Master-Feeder Participation Agreement between State Street Master Funds and the Trust with respect to the State Street Institutional Treasury Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 29 to the Trust’s Registration Statement on Form N-1A filed with the Commission on July 24, 2008.

	(g)	Master-Feeder Participation Agreement between State Street Master Funds and the Trust with respect to the State Street Institutional Treasury Plus Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 29 to the Trust’s Registration Statement on Form N-1A filed with the Commission on July 24, 2008.

	(h)	Master-Feeder Participation Agreement between State Street Master Funds and Henderson Global Funds dated April 20, 2009 is incorporated herein by reference to Post-Effective Amendment No. 30 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2009.

	(i)	Information Security Program Agreement dated November 19, 2010 is incorporated herein by reference to Post-Effective Amendment No. 33 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2011.

	(j)	Master-Feeder Participation Agreement between State Street Master Funds and the Trust with respect to the State Street Treasury Obligations Money Market Fund is incorporated herein by reference to Post-Effective Amendment No. 253 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 25, 2018.

	(k)(1)	Master Amended and Restated Securities Lending Authorization Agreement dated January 6, 2017 between SSGA Funds, the Trust, State Street Master Funds and State Street Bank and Trust Company is incorporated herein by reference to Post-Effective Amendment No. 270 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 24, 2020.

	(k)(2)	First Amendment to Master Amended and Restated Securities Lending Authorization Agreement between SSGA Funds, the Trust, State Street Master Funds and State Street Bank and Trust Company dated December 7, 2018 is incorporated herein by reference to Post-Effective Amendment No. 256 to the Trust’s Registration Statement on Form N-1A filed with the Commission on April 29, 2019.

(14)	Consent of Independent Registered Public Accounting Firm incorporated herein by reference to Post Effective Amendment No.1 to the Trust’s Registration Statement on Form N-14 filed with the Commission on April 13, 2021.

(15)	Not applicable.

(16)	(a)	Power of Attorney dated September 17, 2020 as it relates to the SSGA Funds, State Street Master Funds, the Trust, State Street Institutional Funds, State Street Variable Insurance Series Funds, Inc. State Street Navigator Securities Lending Trust, Elfun Government Money Market Fund, Elfun Tax-Exempt Income Fund, Elfun Income Fund, Elfun Diversified Fund, Elfun International Equity Fund and Elfun Trusts, is incorporated herein by reference to Post-Effective Amendment No. 273 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 28, 2021.

	(b)	Power of Attorney as it relates to the State Street Disciplined Global Equity Portfolio, a series of SSGA Active Trust, is filed incorporated herein by reference to Post-Effective Amendment No. 262 to the Trust’s Registration Statement on Form N-1A filed with the Commission on August 26, 2019.

	(c)	Power of Attorney dated November 17, 2020 as it relates to State Street Institutional Investment Trust, is incorporated herein by reference to Post-Effective Amendment No. 273 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 28, 2021.

	(d)	Power of Attorney dated November 17, 2020 as it relates to State Street Institutional Investment Trust, is incorporated herein by reference to Post-Effective Amendment No. 273 to the Trust’s Registration Statement on Form N-1A filed with the Commission on January 28, 2021.

(17)	Not applicable.

Item 17.	Undertakings

1.

The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

2.

The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the Registrant, in the City of Boston and Commonwealth of Massachusetts on the 20th day of September, 2021.

STATE STREET INSTITUTIONAL INVESTMENT TRUST

By:	/s/ Ellen M. Needham
Ellen M. Needham President

Pursuant to the requirements of the 1933 Act, this Registration Statement for the Trust has been signed below by the following persons in the capacities indicated on the 20th day of September, 2021:

Signature	Signature

/s/ Michael F. Holland*	/s/ Donna M. Rapaccioli*
Michael F. Holland, Trustee	Donna M. Rapaccioli, Trustee

/s/ Patrick J. Riley*	/s/ Richard D. Shirk*
Patrick J. Riley, Trustee	Richard D. Shirk, Trustee

/s/ Michael A. Jessee*
Michael A. Jessee, Trustee

/s/ Bruce S. Rosenberg	/s/ Bruce D. Taber*
Bruce S. Rosenberg, Treasurer (Principal Financial Officer and Principal Accounting Officer)	Bruce D. Taber, Trustee

/s/ Ellen M. Needham	/s/ John R. Costantino*
Ellen M. Needham, President (Principal Executive Officer) and Trustee	John R. Costantino, Trustee

*By:	/s/ David Barr
David Barr Attorney-in-Fact Pursuant to Powers of Attorney

Exhibit Index

(12)	Opinion of Ropes & Gray LLP as to tax matters in connection with the reorganization of General Electric RSP U.S. Equity Fund into State Street U.S. Core Equity Fund.

12 (a)	Consent of Ropes & Gray LLP as to filing of tax opinions in connection with the reorganization of General Electric RSP U.S. Equity Fund into State Street U.S. Core Equity Fund and the reorganization of General Electric RSP Income Fund into State Street Income Fund.

12 (b)	Opinion of Ropes & Gray LLP as to tax matters in connection with the reorganization of General Electric RSP Income Fund into State Street Income Fund.